Exhibit 99.1

ResMed Names Kieran Gallahue as Chief Executive Officer, Effective January 1, 2008.

Dr. Peter Farrell to remain Chairman of the Board

San Diego, Aug 30, 2007— ResMed Inc. (NYSE:RMD) announced today that its board of directors has unanimously approved a succession plan for executive management of the company. Effective January 1, 2008, Kieran T. Gallahue will be promoted to Chief Executive Officer and will join the board of directors. Mr. Gallahue, 44, will succeed Dr. Peter C. Farrell, 65. As of January 1, 2008, Dr. Farrell will relinquish his position as CEO, but will continue serving as Executive Chairman of the Board until June 30, 2008, when he will become non-executive Chairman.

“Since joining ResMed in 2003, Kieran has demonstrated strong leadership qualities,” said Dr. Farrell. “He has been instrumental in improving our operational execution, targeting our research and development efforts, focusing our commercial teams to better serve patients and customers, while strengthening the depth of our management. He has earned the respect of our employees and customers. He has the full support of myself and the Board, and is the right person to succeed me as ResMed’s Chief Executive Officer.”

“Since founding the company in 1989, I have been passionate about the need to increase awareness of sleep-disordered breathing among both the public and the medical community, as well as the need to increase understanding of the deleterious consequences of the disease if left untreated,” Dr. Farrell continued. “As Chairman, I intend to remain significantly engaged in the Company’s mission and strategy.”

“It is an honor and a privilege to build on the solid foundation of this Company established by one of the industry’s true visionaries,” said Gallahue. “I am excited about the opportunities ahead of us – a vast untapped market, market-leading technology, and a world class team of employees. I appreciate having the confidence of Peter and the Board and look forward to leading the global team to continued success.”

Gallahue joined ResMed in January 2003 as President and Chief Operating Officer of the Americas. He was named President and Chief Operating Officer – ResMed Global, in September 2004. Before joining ResMed, Mr. Gallahue served as President of Nanogen, Inc., a San Diego-based DNA research and medical diagnostics company. In his earlier career, he also worked for Instrumentation Laboratory, Procter & Gamble and the General Electric Company. Mr. Gallahue holds a BA degree from Rutgers University and an MBA from Harvard Business School.

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals for the potentially serious health consequences of untreated sleep-disordered breathing.

Further information can be obtained by contacting Matthew Borer at ResMed Inc., San Diego, at (858) 746-2280; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.